Exhibit F-1

March 31, 2003

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

RE:    Great Plains Energy Incorporated
          File No. 070-10064

Ladies and Gentlemen:

This opinion is furnished to the Securities and Exchange Commission (the "Commission") in connection with the filing of the Application/Declaration on Form U-1 (File No. 070-10064) under the Public Utility Holding Company Act of 1935, as amended (the "Act") by Great Plains Energy Incorporated ("Great Plains Energy") and its subsidiaries Kansas City Power & Light Company ("KCPL") and Wolf Creek Nuclear Operating Corporation ("WCNOC") (collectively, the "Applicants").

Applicants seek authorization and approval of the Commission related to (i) the formation of Great Plains Energy Services Incorporated ("GPES") as a direct, wholly-owned subsidiary of Great Plains Energy and its designation as a subsidiary service company in accordance with Rule 88 under the Act, (ii) the adoption of a service agreement to permit, under Section 13 of the Act, to permit GPES to render services to Great Plains Energy and its subsidiaries, (iii) the provision of certain services by KCPL to WCNOC and GPES to the extent not exempted under Rule 87 under the Act, and (iv) the provision of certain services by WCNOC to KCPL and the other owners of Wolf Creek Generating Station to the extent not exempted under Rule 87 of the Act, all as more fully described in the Application (the "Transactions"). All terms not otherwise defined herein shall have the meaning ascribed to them in the Application.

I have acted as counsel to Great Plains Energy in connection with the filing of the Application. All capitalized terms used herein but not defined herein shall have the meaning ascribed to them in the Application.

In connection with this opinion, I have examined the Application and the exhibits thereto, and originals, or copies certified to my satisfaction, of such corporate records of the Applicants and other entities, and such other documents, records and matters of law as I have deemed necessary for the purposes of this opinion. I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals and the conformity to the original documents of all documents submitted to me as copies. As to any facts material to my opinion, I have, when relevant facts were not independently established, relied upon the Application and the aforesaid documents.

Based on the foregoing, and subject to the assumptions, qualifications and limitations hereinafter specified, I am of the opinion that, in the event the Transactions are completed as described in the Application:

1.     All state laws applicable to the proposed Transactions will have been complied with.

2.     GPES will be validly organized and duly existing under the laws of the state of Missouri, the equity securities to be issued by GPES will be validly issued, fully paid and nonassessable, and holders thereof will be entitled to the rights and privileges appertaining thereto set forth in the articles of incorporation and related documents of GPES which define such rights and privileges.

3.     The debt securities proposed to be issued by GPES as part of the proposed Transactions will be valid and binding obligations of GPES in accordance with the terms thereof, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws form time to time in effect affecting the enforceability of creditors' rights generally and to general principles of equity (including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing) regardless of whether considered in a proceeding in equity or at law.

4.     Great Plains Energy will legally acquire the equity and debt securities of GPES proposed to be issued as part of the proposed Transactions.

5.     The consummation of the proposed Transactions will not violate the legal rights of the holders of any securities issued by the Applicants or any associate company thereof.

The opinions expressed above are subject to the following assumptions and conditions:

a.     The Commission shall have duly entered an appropriate order or orders with respect to the Transactions granting and permitting the Application to become effective under the Act and the rules and regulations thereunder and the Transactions are consummated in accordance therewith.

b.     The Transactions shall have been accomplished in accordance with required approvals, authorizations, consents, certificates, filings and orders of all state and federal commissions or regulatory authorities having jurisdiction over any of the Transactions, and all such required approvals, authorizations, consents, certificates, filings and orders shall remain in effect at the closings of the Transactions.

c.     The Transactions shall have been duly authorized and approved, to the extent required by applicable governing corporate documents and applicable state laws by the boards of directors of the Applicants. The Applicants, GPES and each of their subsidiaries and associate companies involved in the proposed Transactions will be, at the time of the proposed Transactions, validly organized and duly existing under the laws of the jurisdiction under which they are created.

d.     The Applicants shall have obtained all consents, waivers and releases, if any, required for the Transactions under all applicable governing corporate documents, contracts, agreements, debt instruments, indentures, franchises, licenses and permits.

I am a member of the State Bar of Missouri and, for purposes of this opinion, do not hold myself out as an expert of the laws of any jurisdiction other than the State of Missouri and the federal laws of the United States of America. I hereby consent to the filing of this opinion as an exhibit to the Application.

Very truly yours,

/s/Mark G. English
Mark G. English
Assistant Secretary